EXHIBIT 99

  Frontier Financial Corporation Announces Increased Second Quarter
                             2004 Earnings

    EVERETT, Wash.--(BUSINESS WIRE)--July 19, 2004--Frontier Financial Corporation (Nasdaq:FTBK) today announced earnings for the second quarter ended June 30, 2004. Net income for the second quarter 2004 increased 3.0% to $10.5 million compared with net income of $10.1 million in 2003, primarily as a result of an increase in net interest income for 2004 of $1.4 million, or 5.9%. On a diluted per share basis, second quarter net income for 2004 was $.56 per share compared with $.55 per share in 2003, an increase of 1.8%. Return on average assets and return on average equity were 1.94% and 18.14%, compared to 2.03% and 20.18%, for last year.
    Michael J. Clementz, President and CEO of Frontier Financial Corporation, said, "We continue to be encouraged with our sustained momentum. For the second quarter of 2004 loans increased by $57.6 million, the fourth consecutive quarter of loan growth greater than $50.0 million. This compares to last year's second quarter increase in total loans of $12.2 million. We are on track to meet our goal of loan growth in the 8% to 11% range for the year."
    John Dickson, CEO of Frontier Bank added, "The economy in the Puget Sound region is continuing to improve which has brought growth in all types of loans, especially in the real estate area. With rates at their historical lows for the first half of 2004 and the demand for buildable lots exceeding the supply, the real estate construction and land development loans continue to be a high growth area of our loan portfolio. In addition, our tax equivalent net interest margin increased for the first time in five quarters due, in part, to our strong noninterest deposit growth which lowered our cost of funds."

    Highlights

    For the second quarter 2004:

    -- Second quarter earnings of $10.5 million, up 3.0% from the second quarter 2003 of $10.1 million.

    -- Fully diluted second quarter earnings per share increased 1.8% to $.56 from $.55.

    -- Tax equivalent net interest margin up to 5.05% for the second quarter from 5.02% for the first quarter of 2004.

    -- Efficiency ratio remains one of the industry's best at 41% for the second quarter.

    -- Return on average equity of 18.14% for the second quarter, compared to 20.18% for second quarter 2003.

    -- Return on average assets of 1.94% for the second quarter, compared to 2.03% for second quarter 2003.

    -- Loan growth of $57.6 million for the second quarter, compared to $12.2 million for the second quarter 2003.

    -- Noninterest bearing deposits up $22.6 million for the second quarter, compared to $9.0 million for the second quarter 2003.

    In addition during the second quarter 2004 we originated $367.8 million in new loans, an increase of $78.6 million, or 44% over second quarter 2003. This also represents an increase of $99.3 million in new loan originations over the first quarter of 2004.
    Along with outstanding loan growth, we have experienced tremendous deposit growth. Total deposits have increased from $1.68 billion at June 30, 2003 to $1.76 billion at June 30, 2004, a 5.2% increase. The greatest growth was in noninterest bearing deposits which increased from $250.1 million to $303.4 million for the same time period, a 21.3% increase.

    Asset Quality

    As of June 30, 2004 nonperforming assets were .72% of total assets, up from .55% a year ago, and up from .52% at December 31, 2003. Nonaccruing loans increased to $15.7 million at June 30, 2004, up from $5.0 million at June 30, 2003. Continued improvement has been made with reducing other real estate owned from $6.3 million at June 30, 2003 to $69 thousand at June 30, 2004. "We continue to focus on growing our franchise through the generation of quality loans," said Lyle Ryan, President of Frontier Bank. Frontier's past due ratio was ..81% of total loans at June 30, 2004.
    During the second quarter, the Corporation provided $1.0 million for loan losses as compared to $.9 million for the second quarter of 2003. The total allowance for loan losses stood at $31.1 million, or 1.65% of total loans outstanding compared to $29.0 million, or 1.74% of total loans outstanding for the same time period last year. Net loan charge offs year to date amounted to a net recovery of $43 thousand as compared to a net charge off of $1.0 million for June 30, 2004 and 2003, respectively.

    Second Quarter 2004 Operating Results

    Operating Results

    Net interest income for the quarter was $25.6 million, an increase of $1.4 million, or 5.9%, compared to $24.2 million for the prior year second quarter. This increase was achieved primarily through a reduction in the cost of funds in 2004.
    Frontier's tax equivalent net interest margin for the second quarter decreased to 5.05% in 2004 compared to 5.17% in 2003. However, the net interest margin increased over the first quarter 2004 from 5.02%. The decrease in the net interest margin was due to existing loans refinanced and new loans booked at lower rates. In addition, the tax equivalent investment portfolio yield has decreased due to maturities/calls being reinvested at lower rates and the majority of our tax-exempt municipal bond portfolio being called in December 2003. "Despite the drop in the net interest margin, it appears that we have turned the corner from the continuing decrease in net interest margin year-to-year that began with this last interest rate cycle. A positive indicator is the narrowing of the spread between the decline in asset yields and the decline in the cost of funds. In the first quarter of 2004, compared to 2003, asset yields dropped 78 basis points and cost of funds dropped 61 basis points. In the second quarter, asset yield dropped 56 basis points and cost of funds dropped 50 basis points," stated Dickson.
    Total noninterest income increased $293 thousand, up 9.0% to $3.5 million from $3.2 million, in 2003. Of this increase, service charge income increased $144 thousand, or 12.8%. The Trust Department's and Insurance and Financial Services Department's revenues were up $46 thousand and $314 thousand, respectively. Offsetting these increases in the revenue related to the origination and sale of mortgages with servicing release fees which declined $317 thousand from the second quarter 2003.
    Total noninterest expense increased $.9 million to $12.2 million, up 8.1%, for the quarter ending June 30, 2004, compared with the same period last year. Salaries and employee benefits increased $.8 million. During the past year, the number of employees increased by 7.3%.

    Performance Ratios

    The annualized return on average assets for the second quarter was 1.94% compared to 2.03% in 2003. The annualized return on average shareowners' equity was 18.14% in 2004 and 20.18% in 2003. Frontier's efficiency ratio for 2004 was 41% compared to 40% for the prior year, continuing to be one of the lowest efficiency ratios in the industry. This is well below that of the peer average of 55% as of December 31, 2003. Dickson stated, "We are pleased with the efficiency ratio as we are investing in the infrastructure for future growth. However, we anticipate that this may increase in the future due to the continued investment we are making."

    Balance Sheet and Capital Management

    At June 30, 2004 Frontier's total assets were $2.20 billion, and deposits totaled $1.76 billion, an increase of 6.7% and 5.2% respectively, compared to the prior year. Net loans of $1.85 billion and investments of $163.6 million reflected an increase of 13.3% and 16.1% respectively.
    The capital of the Corporation at year-end was $233.0 million, up from $205.7 million a year ago, or an increase of 13.3%. Frontier began paying cash dividends to shareowners in 1999 and approved a stock repurchase plan in 2000. There have been no shares repurchased since April 2003. Average quarterly diluted shares totaled 18,716,710 for 2004 versus 18,577,748 for 2003. Clementz stated, "The previously announced third quarter 2004 cash dividend of $.195 per share, representing our 19th consecutive quarter of increased cash dividends, will be paid to shareowners on Monday, July 26, 2004."

    Frontier is a Washington-based financial holding company providing financial services through its commercial bank subsidiary, Frontier Bank. Frontier offers a wide range of financial services to businesses and individuals in its market area, including investment and insurance products.

    CERTAIN FORWARD-LOOKING INFORMATION -- This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Frontier of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional and national financial institutions; fluctuating interest rate environments; higher than expected loan delinquencies; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only at the date of this release. Frontier undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents Frontier files from time to time with the Securities and Exchange Commission, including Frontier's 2003 Form 10-K.
-0-
*T

            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                   CONSOLIDATED STATEMENT OF INCOME


(In thousands,
 except for per
 share amounts)       Three Months Ended         Six Months Ended
------------------ ------------------------- -------------------------

                       June 30,     June 30,     June 30,     June 30,
                         2004         2003         2004         2003
                    -----------  -----------  -----------  -----------
INTEREST INCOME
   Interest and
    fees on loans  $    32,086  $    32,027  $    63,462  $    64,075
   Interest on
    investments          1,825        1,962        3,834        3,985
                    -----------  -----------  -----------  -----------
     Total
      interest
      income            33,911       33,989       67,296       68,060
                    -----------  -----------  -----------  -----------
INTEREST EXPENSE
   Interest on
    deposits             6,200        7,822       12,642       16,095
   Interest on
    borrowed funds       2,091        1,971        4,206        3,927
                    -----------  -----------  -----------  -----------
     Total
      interest
      expense            8,291        9,793       16,848       20,022
                    -----------  -----------  -----------  -----------

Net interest
 income                 25,620       24,196       50,448       48,038
                    -----------  -----------  -----------  -----------

PROVISION FOR LOAN
 LOSSES                 (1,000)        (900)      (1,500)      (1,750)
                    -----------  -----------  -----------  -----------

Net interest
 income after
 provison for loan
 losses                 24,620       23,296       48,948       46,288
                    -----------  -----------  -----------  -----------

NONINTEREST INCOME
   Gain (loss) on
    sale of securities      17            -           17           91
   Service charges
    on deposit accounts  1,265        1,121        2,533        2,185
   Other noninterest
    income               2,250        2,118        4,162        4,017
                    -----------  -----------  -----------  -----------
     Total
      noninterest
      income             3,532        3,239        6,712        6,293
                    -----------  -----------  -----------  -----------

NONINTEREST
 EXPENSE
   Salaries and
    employee
    benefits             7,655        6,808       15,407       13,774
   Occupancy expense     1,778        1,569        3,612        3,185
   Other noninterest
    expense              2,737        2,879        5,372        5,457
                    -----------  -----------  -----------  -----------
     Total
      noninterest
      expense           12,170       11,256       24,391       22,416
                    -----------  -----------  -----------  -----------

INCOME BEFORE
 INCOME TAX             15,982       15,279       31,269       30,165

PROVISION FOR
 INCOME TAX             (5,530)      (5,131)     (10,680)     (10,356)
                    -----------  -----------  -----------  -----------

     NET INCOME    $    10,452  $    10,148  $    20,589  $    19,809
                    ===========  ===========  ===========  ===========
Weighted average
 number of
 shares outstanding
 for the period     18,606,192   18,493,353   18,609,481   18,590,320
Basic earnings per
 share             $      0.56  $      0.55  $      1.11  $      1.07
                    ===========  ===========  ===========  ===========
Weighted average
 number of diluted
 shares outstanding
 for period         18,716,710   18,577,748   18,720,303   18,661,893
Diluted earnings
 per share         $      0.56  $      0.55  $      1.10  $      1.06
                    ===========  ===========  ===========  ===========

Efficiency ratio            41%          40%          42%          41%
Return on average
 assets                   1.94%        2.03%        1.93%        2.00%
Return on average
 equity                  18.14%       20.18%       18.17%       19.83%
Net interest
 margin                   5.01%        5.12%        5.00%        5.15%
TE Effect                 0.04%        0.05%        0.03%        0.05%
                    -----------  -----------  -----------  -----------
(1) TE Net interest
 margin                   5.05%        5.17%        5.03%        5.20%
                    ===========  ===========  ===========  ===========


(1) Tax equivalent is a nonGAAP performance measurement used by management in operating the business, in which management believes provides investors with a more accurate picture of the net interest margin for comparative purposes.


            FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET


(In thousands, except shares)
-----------------------------

                                   June 30,   December 31,   June 30,
ASSETS                               2004         2003         2003
                                 -----------  -----------  -----------

Cash & due from banks           $    81,658  $    74,552  $    97,510
Federal funds sold                   29,485            8      113,934
Securities:
  Available for sale-fair value     152,677      175,726      111,663
  Held to maturity-amortized
   cost                              10,957       12,189       29,326
                                 -----------  -----------  -----------
           Total securities         163,634      187,915      140,989

 Loans, net of unearned income    1,886,047    1,771,716    1,666,839
 Less allowance for loan losses     (31,099)     (29,556)     (28,966)
                                 -----------  -----------  -----------
           Net loans              1,854,948    1,742,160    1,637,873
Premises & equipment, net            29,928       28,756       26,285
Other real estate owned                  69        4,162        6,280
Intangible assets                     6,476        6,476        6,476
Bank owned life insurance            17,040       16,653       16,653
Other assets                         15,265       14,711       14,472
                                 -----------  -----------  -----------
  TOTAL ASSETS                  $ 2,198,503  $ 2,075,393  $ 2,060,472
                                 ===========  ===========  ===========

LIABILITIES
Deposits:
  Noninterest bearing           $   303,384  $   271,389  $   250,142
  Interest bearing                1,459,743    1,395,628    1,425,878
                                 -----------  -----------  -----------
    Total deposits                1,763,127    1,667,017    1,676,020
Federal funds purchased and
 securities sold under
 repurchase agreements               11,429       10,015       11,668
Federal Home Loan Bank advances     180,096      170,104      155,112
Other liabilities                    10,892        8,851       11,969
                                 -----------  -----------  -----------
  TOTAL LIABILITIES               1,965,544    1,855,987    1,854,769
                                 -----------  -----------  -----------

SHAREOWNERS' EQUITY

Common stock, no par value;
 100,000,000 shares authorized      120,586      118,693      117,710
Retained earnings                   110,637       97,221       84,190
Accumulated other comprehensive
 income, net of tax effect            1,736        3,492        3,803
                                 -----------  -----------  -----------
  TOTAL SHAREOWNERS' EQUITY         232,959      219,406      205,703
                                 -----------  -----------  -----------

TOTAL LIABILITIES AND
 SHAREOWNERS' EQUITY            $ 2,198,503  $ 2,075,393  $ 2,060,472
                                 ===========  ===========  ===========

Shares outstanding at end of
 period                          18,626,530   18,550,060   18,500,618

Book value                      $     12.51  $     11.83  $     11.12
Tangible book value                   12.16        11.48        10.77

    CONTACT: Frontier Financial Corporation
             Michael J. Clementz, 360-598-8003
             or
             Frontier Bank
             John J. Dickson, 425-514-0700
             or
             Lyle Ryan, 425-514-0700